Exhibit 5.2
[Form of Opinion of Davis Brown]
                    , 20___
Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080

Re:	Registration Statement on Form S-3 Filed by Lennox International Inc.
Ladies and Gentlemen:
     We are acting as special counsel in the State of Iowa for the Iowa Guarantor (defined below) of Lennox International Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $                     aggregate principal amount of ___% Notes due 20___of the Company (the “Notes”), pursuant to the Underwriting Agreement, dated as of                     , 20___(the “Underwriting Agreement”), among the Company, the Guarantors (as defined below) and                                         , acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture, dated as of May 3, 2010 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to be entered into between the Company, the Guarantors (as defined below) and the Trustee. The Company’s obligations under the Notes will be guaranteed (the “Subsidiary Guarantees”) by the Company’s subsidiaries listed on Annex A hereto (the “Iowa Guarantor”) and Annex B hereto (the “Other Guarantors” and, together with the Iowa Guarantor, the “Guarantors”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Iowa Guarantor is a corporation, duly incorporated and validly existing under the laws of the State of Iowa.

2.	The Subsidiary Guarantee of the Iowa Guarantor, when the Notes are delivered against payment therefore in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute a valid and binding obligation of the Iowa Guarantor under the laws of the State of Iowa.

3.	The Subsidiary Guarantee of the Iowa Guarantor, when the Notes are delivered against payment therefore in accordance with the terms of the Underwriting Agreement and the Indenture, will not violate the laws of the State of Iowa.

Lennox International Inc.
                    , 20___

     The opinions set forth above are subject to the following limitations, qualifications and assumptions:
     For purposes of the opinions expressed herein, we have assumed that the Company, each of the Other Guarantors and the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation the Company, each of the other Guarantors and the Trustee.
     For purposes of the opinions expressed herein, we have assumed (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies or via e-mail or otherwise for review conform to the original documents, and (iii) all public records reviewed by us are accurate and complete.
     The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
     For purposes of our opinions set forth in paragraphs 2 and 3, we have assumed that the obligations of the Iowa Guarantor under the Subsidiary Guarantee are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the Iowa Guarantor and will benefit the Iowa Guarantor, directly or indirectly.
     The opinions expressed herein are limited to the laws of the State of Iowa, and we express no opinion or view as to the effect of the laws of any other jurisdiction on the opinions expressed herein.
     The opinions expressed herein are based solely on the state of the law and the factual circumstances as they exist on the date of this letter, and we specifically disclaim any obligation to monitor any of the matters stated in this letter or to advise the persons entitled to rely on this letter of any change of law or fact after the date of this letter which might affect any of the opinions expressed herein.
     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-155796) (the “Registration Statement”), filed by the Company to effect the registration of the Notes and the Subsidiary Guarantees under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Lennox International Inc.
                    , 20___

     Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof.
Very truly yours,

Annex A

Name of Iowa Guarantor	State of Incorporation or Organization
Lennox Industries Inc.	Iowa

Annex B

Name of Other Guarantor	State of Incorporation or Organization
Allied Air Enterprises Inc.	Delaware

Lennox Global Ltd.	Delaware

Service Experts LLC	Delaware